Exhibit 99.1
Michael McAndrew, Chief Financial Officer
Black Box Corporation
(724) 873-6788
(724) 873-6799 (fax)
Email: investors@blackbox.com
FOR IMMEDIATE RELEASE
BLACK BOX CORPORATION REPORTS PRELIMINARY FOURTH QUARTER AND FISCAL 2007
RESULTS
- Reports record Fiscal Year revenues of $1.0 billion and Fiscal Year operating EPS of $2.97 -
PITTSBURGH, PENNSYLVANIA, June 28, 2007 -- Black Box Corporation (NASDAQ:BBOX) today reported preliminary results for the fourth quarter Fiscal 2007 ended March 31, 2007. The financial information included in this press release is preliminary and subject to change as described in “Review of Stock Option Practices” below.
For the fourth quarter Fiscal 2007, diluted earnings per share were 39¢ on net income of $7.0 million or 2.8% of revenues compared to diluted earnings per share of 26¢ on net income of $4.7 million or 2.7% of revenues for the same quarter last year. On a sequential quarter comparison basis, third quarter Fiscal 2007 diluted earnings per share were 60¢ on net income of $10.6 million or 4.0% of revenues. Excluding reconciling items, operating earnings per share (which is a non-GAAP term and is defined below) for fourth quarter Fiscal 2007 were 71¢ on operating net income (which is a non-GAAP term and is defined below) of $12.5 million or 5.0% of revenues compared to operating earnings per share of 53¢ on operating net income of $9.6 million or 5.5% of revenues for the same quarter last year. Management believes that presenting operating earnings per share and operating net income is useful to investors because it provides a more meaningful comparison of the ongoing operations of the Company.
During fourth quarter Fiscal 2007, the Company’s pre-tax reconciling items were $8.5 million with an after tax impact on net income and EPS of $5.5 million and 31¢, respectively. During fourth quarter Fiscal 2006, as previously disclosed, the Company’s pre-tax reconciling items were $7.5 million with an after tax impact on net income and EPS of $4.9 million and 27¢, respectively. See below for further discussion regarding management’s use of non-GAAP accounting measurements and a detailed presentation of the Company’s pre-tax reconciling items for the periods presented above.
Fourth quarter Fiscal 2007 total revenues were $250 million, an increase of $75 million or 43% from $175 million for the same quarter last year. On a sequential quarter comparison basis, third quarter Fiscal 2007 total revenues were $265 million.
Fourth quarter Fiscal 2007 cash provided by operating activities was $12 million or 173% of net income, compared to $13 million or 277% of net income for the same quarter last year. Fourth quarter Fiscal 2007 free cash flow (which is a non-GAAP term and is defined below) was $13 million compared to $19 million for the same quarter last year. On a sequential quarter comparison basis, third quarter Fiscal 2007 cash provided by operating activities was $3 million or 27% of net income and free cash flow was $7 million. Black Box utilized its fourth quarter Fiscal 2007 free cash flow to fund debt reduction of $12 million and pay

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dividends of $1 million. Management believes that free cash flow, defined by the Company as cash provided by operating activities less net capital expenditures, plus proceeds from stock option exercises, plus or minus foreign currency translation adjustments, is an important measurement of liquidity as it represents the total cash available to the Company.
Fiscal 2007 diluted earnings per share were $2.11 on net income of $37.6 million or 3.7% of revenues compared to diluted earnings per share of $2.13 on net income of $37.4 million or 5.2% of revenues for the same period last year. Excluding reconciling items, operating earnings per share for Fiscal 2007 were $2.97 on operating net income of $52.9 million or 5.2% of revenues compared to operating earnings per share of $2.81 on operating net income of $49.3 million or 6.8% of revenues for the same period last year.
During Fiscal 2007, the Company’s pre-tax reconciling items were $23.6 million with an after tax impact on net income and EPS of $15.3 million and 86¢, respectively. During Fiscal 2006, as previously disclosed, the Company’s pre-tax reconciling items were $18.2 million with an after tax impact on net income and EPS of $11.9 million and 68¢, respectively. See below for further discussion regarding management’s use of non-GAAP accounting measurements and a detailed presentation of the Company’s pre-tax reconciling items for the periods presented above.
Fiscal 2007 total revenues were $1.0 billion, an increase of $295 million or 41% from $721 million for the same period last year.
Fiscal 2007 cash provided by operating activities was $37 million or 97% of net income compared to $52 million or 139% of net income for the same period last year. Free cash flow was $46 million compared to $72 million for the same period last year. Black Box utilized its Fiscal 2007 free cash flow to fund mergers and acquisitions of $16 million, repurchase $14 million of its common stock, fund debt reduction of $12 million, and pay dividends of $4 million.
The Company’s 6-month order backlog was $159 million at March 31, 2007 compared to $96 million for the same quarter ended last year. On a sequential quarter end comparison basis, the Company’s 6-month order backlog was $162 million at December 30, 2006.
For Fiscal 2008, the Company continues to target total year reported revenues of approximately $1.0 billion; corresponding operating earnings per share in the range of $3.45 to $3.65; and cash provided by operating activities in the range of 80% to 90% of operating net income.
All of the above ranges exclude acquisition-related expense, stock option-based expense (including the impact of SFAS 123(R)), any restructuring / severance / other costs related to the NextiraOne integration plan, the impact of changes in the fair market value of the Company’s interest rate swap, and are before any new mergers and acquisition activity that has not been announced.
Commenting on FY07 and the FY08 outlook, Terry Blakemore, Interim President and Chief Executive Officer, said, “We have achieved many significant accomplishments in FY07. We are especially pleased with achieving our target of a record $1 billion in revenues for the year, effectively doubling our business from FY05. This accomplishment significantly strengthens our market position while expanding the resources available to our worldwide client base who continue to receive the highest DVHTM service levels in the industry. We continue to believe that the Black Box technical service model provides the best value proposition to our clients.”
Mr. Blakemore went on to say, “As we look to FY08, we will continue to focus on our three previously discussed primary programs; (1) continuing to provide the highest quality technical support services, Data – Voice – and Hotline, to our clients around the world; (2) completing the NextiraOne integration, including

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aligning our cost structure consistent with our FY08 financial objectives; and (3) continuing to strategically leverage our operational and financial strengths in support of our longer term goal to significantly grow Black Box by consummating high quality M&A opportunities.”
The Company will conduct a conference call beginning at 5:00 p.m. Eastern Daylight Time today, June 28, 2007. Terry Blakemore, Interim President and Chief Executive Officer, will host the call. To participate in the call, please dial 612-332-0932 approximately 15 minutes prior to the starting time and ask to be connected to the Black Box Earnings Call. A replay of the conference call will be available for one week after the teleconference by dialing 320-365-3844 and using access code 877361.
Review of Stock Option Practices
On November 13, 2006, Black Box received a letter of informal inquiry from the Enforcement Division of the Securities and Exchange Commission (the “SEC”) relating to the Company’s stock option practices from January 1, 1997 to present. As a result, the Audit Committee of the Company’s Board of Directors (the “Audit Committee”), with the assistance of outside legal counsel, commenced an independent review of the Company’s historical stock option grant practices and related accounting for stock option grants during the period from 1992 to the present (the “Review Period”).
On February 1, 2007, the Company announced that, while the review of option grant practices was continuing, it believed that it would need to record additional non-cash charges for stock-based compensation expense relating to certain stock option grants and, accordingly, cautioned investors about relying on its historical financial statements until the Company could determine with certainty whether a restatement would be required and, if so, the extent of any such restatement and the periods affected.
On March 19, 2007, although the Audit Committee had not yet completed its review, the Audit Committee concluded that the exercise price of certain stock option grants differed from the fair market value of the underlying shares on the appropriate measurement date. At that time, the Company and the Audit Committee announced that it was currently expected that the Company’s additional non-cash, pre-tax charges for stock-based compensation expense relating to certain stock option grants would approximate $63 million for the Review Period. In addition, the Company and the Audit Committee concluded that the Company would need to restate its previously-issued financial statements contained in reports previously filed by the Company with the SEC. Accordingly, on March 20, 2007, the Company and the Audit Committee announced that the Company’s previously-issued financial statements and other historical financial information and related disclosures for the Review Period, including applicable reports of its current or former independent registered public accounting firms and related press releases, should not be relied upon.
On May 25, 2007, the Company was advised by the Enforcement Division of the SEC that a Formal Order of Private Investigation arising out of the Company’s stock option practices had been entered and on May 29, 2007 the Company received a subpoena that was issued by the SEC.
On May 31, 2007, the Company announced that, as a result of the ongoing review of stock option practices, the Company and the Audit Committee expected that the Company’s additional non-cash, pre-tax charges for stock-based compensation expense relating to certain stock option grants would approximate $70 million for the Review Period.
The preliminary results for Fiscal 2007 and the projections for Fiscal 2008 provided in this release do not include any such additional charges and are subject to adjustments based on the final outcome of the ongoing review and the impact, including but not limited to any tax impact, of any actions that may be required or taken as a result of such review.

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The Company will prepare and file with the SEC, as soon as practical after completion of the ongoing review of option practices, any necessary reports or amendments to previous SEC filings as well as its Quarterly Report on Form 10-Q for the quarter ended December 30, 2006 and its Annual Report on Form 10-K for the fiscal year ended March 31, 2007.
Black Box is the world’s largest technical services company dedicated to designing, building, and maintaining today’s complicated data and voice infrastructure systems. Black Box services 175,000 clients in 141 countries with 173 offices throughout the world. To learn more, visit the Black Box website at www.blackbox.com.
Black Box and the Double Diamond logo are registered trademarks and DVH is a trademark of BB Technologies, Inc.
Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “target,” “may,” “will,” “project,” “intend,” “plan,” “believe,” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, they may include the timing and final outcome of the ongoing review of the Company’s stock option practices, including the related SEC investigation and shareholder derivative lawsuit, the timing and outcome of The Nasdaq Stock Market (“NASDAQ”) process regarding listing of the Company’s common stock and the impact of any actions that may be required or taken as a result of such review, SEC investigation, shareholder derivative lawsuit, or the NASDAQ process, levels of business activity and operating expenses, expenses relating to corporate compliance requirements, cash flows, global economic conditions, successful integration of acquisitions, including the NextiraOne business, the timing and costs of restructuring programs, successful marketing of DVH (Data, Voice, Hotline) services, and successful implementation of our M&A program, including identifying appropriate targets, consummating transactions, and successfully integrating the businesses. Additional risk factors are included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006. We can give no assurance that any goal, plan, or target set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

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BLACK BOX CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three months ended		Fiscal Year ended
	March 31,		March 31,
In thousands, except per share amounts	2007	2006	2007	2006

Revenues:
Hotline products	$57,845	$53,667	$222,903	$213,946
On-site services	191,939	121,201	793,407	507,389

Total	249,784	174,868	1,016,310	721,335

Cost of sales:
Hotline products	30,585	29,209	113,780	108,220
On-site services	126,775	81,533	528,541	330,765

Total	157,360	110,742	642,321	438,985

Gross profit	92,424	64,126	373,989	282,350

Selling, general & administrative expenses	72,359	53,858	287,428	205,866
Restructuring and other charges	--	--	--	5,290
Intangibles amortization	4,171	764	10,285	4,999

Operating income	15,894	9,504	76,276	66,195

Interest expense, net	5,185	2,437	18,407	9,123
Other expenses (income), net	(23)	(43)	42	36

Income before provision for income taxes	10,732	7,110	57,827	57,036

Provision for income taxes	3,765	2,454	20,248	19,678

Net income	$6,967	$4,656	$37,579	$37,358

Earnings per common share:
Basic	$0.40	$0.26	$2.15	$2.18

Diluted	$0.39	$0.26	$2.11	$2.13

Weighted average common shares outstanding:
Basic	17,493	17,617	17,512	17,164

Diluted	17,682	18,247	17,808	17,544

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BLACK BOX CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands	March 31, 2007	March 31, 2006

Assets
Cash and cash equivalents	$17,157	$11,207
Accounts receivable, net	161,733	116,713
Inventories, net	72,807	53,926
Costs and estimated earnings in excess of billings on uncompleted contracts	61,001	23,803
Deferred tax asset	10,562	8,973
Prepaid and other current assets	20,495	16,502

Total current assets	343,755	231,124

Property, plant and equipment, net	39,051	35,124
Goodwill, net	568,647	468,724
Intangibles:
Customer relationships, net	68,016	24,657
Other intangibles, net	33,258	30,783
Deferred tax asset	19,012	4,231
Other assets	3,883	5,091

Total assets	$1,075,622	$799,734

Liabilities
Accounts payable	$74,727	$44,943
Accrued compensation and benefits	21,811	13,954
Deferred revenue	35,630	22,211
Restructuring reserve	9,788	3,292
Billings in excess of costs and estimated earnings on uncompleted contracts	19,027	8,648
Current maturities of long-term debt	686	1,049
Other liabilities	61,440	33,771

Total current liabilities	223,109	127,868

Long-term debt	239,928	122,673
Other liabilities	23,771	8,293

Total liabilities	486,808	258,834

Stockholders’ Equity
Common Stock	25	25
Additional paid-in capital	385,191	362,810
Treasury stock	(317,033)	(296,824)
Accumulated other comprehensive income	25,399	13,036
Retained earnings	495,232	461,853

Total stockholders’ equity	588,814	540,900

Total liabilities and stockholders’ equity	$1,075,622	$799,734

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BLACK BOX CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended		Fiscal Year ended
	March 31,		March 31,
In thousands	2007	2006	2007	2006

Operating Activities
Net income	$6,967	$4,656	$37,579	$37,358
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Intangibles amortization and depreciation	7,277	2,917	22,610	13,930
Deferred taxes	(552)	1,871	(203)	(212)
Stock compensation expense	1,577	--	6,381	--
Tax benefit from exercised stock options	(506)	147	(1,030)	(3,200)
Change in fair value of derivative instrument	426	--	1,734	--
Changes in operating assets and liabilities:
Accounts receivable, net	19,846	9,296	19,202	9,369
Inventories, net	3,034	(673)	(3,595)	5,000
All other current assets excluding deferred tax asset	1,594	6,183	3,349	9,199
Liabilities exclusive of long-term debt	(27,623)	(11,512)	(49,391)	(19,647)

Net cash provided by (used for) operating activities	$12,040	$12,885	$36,636	$51,797

Investing Activities
Capital expenditures	$(2,411)	$(964)	$(5,886)	$(4,115)
Capital disposals	474	213	1,017	1,445
Acquisition of businesses (payments) / recoveries	5,162	--	(127,716)	(40,682)
Prior merger-related (payments) / recoveries	(893)	--	(2,324)	(378)

Net cash provided by (used for) investing activities	$2,332	$(751)	$(134,909)	$(43,730)

Financing Activities
Proceeds from borrowings	$40,233	$35,602	$354,254	$192,882
Repayment of borrowings	(55,133)	(54,291)	(240,079)	(218,989)
Repayment on discounted lease rentals	(3)	(43)	(30)	(890)
Proceeds from exercise of options	2,829	6,976	14,970	23,320
Payment of dividends	(1,046)	(1,045)	(4,203)	(4,094)
Payment of deferred financing costs	--	(180)	--	(180)
Purchase of treasury stock	(3)	(13)	(20,209)	(27)

Net cash provided by (used for) financing activities	$(13,123)	$(12,994)	$104,703	$(7,978)
Foreign currency exchange impact on cash	$546	$(76)	$(480)	$(474)

Increase / (decrease) in cash and cash equivalents	$1,795	$(936)	$5,950	$(385)
Cash and cash equivalents at beginning of period	$15,362	$12,143	$11,207	$11,592

Cash and cash equivalents at end of period	$17,157	$11,207	$17,157	$11,207

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Non-GAAP Financial Measures
As a supplement to United States Generally Accepted Accounting Principles (“GAAP”), the Company provides non-GAAP financial measures such as free cash flow, cash provided by operating activities excluding restructuring payments, operating net income, operating earnings per share (EPS), Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), and Adjusted EBITDA to illustrate the Company’s operational performance. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Pursuant to the requirements of Regulation G, the Company has provided Management explanations regarding their use and the usefulness of non-GAAP financial measures, definitions of the non-GAAP financial measures, and reconciliations to the most directly comparable GAAP financial measures which are provided below.
Management uses non-GAAP financial measures (a) to evaluate the Company’s historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and associated operating budgets, (c) to allocate resources, (d) to measure operational profitability, and (e) as an important factor in determining variable compensation for Management and its team members. Moreover, the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.
While Management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. The limitations include (i) the non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company’s competitors, and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation, (ii) the non-GAAP financial measures exclude restructuring, severance, and other acquisition integration costs incurred during the periods reported that will impact future operating results, (iii) the non-GAAP financial measures exclude certain non-cash amortization of intangible assets on acquisitions, however, do not specifically exclude the added benefits of these costs, such as revenue and contributing operating margin, (iv) the non-GAAP financial measures exclude non-cash stock-based compensation charges, which is similar to cash compensation paid to employees and is an integral part of achieving our operating results, (v) the non-GAAP financial measures exclude non-cash asset write-up depreciation expense on acquisitions related to acquisitions made during recent years which is derived from the book value to fair market value write-up on acquired assets, (vi) the non-GAAP financial measures exclude historical stock option granting practice investigation costs, (vii) the non-GAAP financial measures exclude the non-cash change in fair value of the interest rate swap which will continue to impact the Company’s earnings until the interest rate swap is settled, (viii) the non-GAAP financial measures exclude the Italian Operations Adjustment which was a fourth quarter Fiscal 2006 adjustment that Management believes was an isolated charge for fourth quarter Fiscal 2006 (the “Italian Operations Adjustment”), and (ix) there is no assurance the excluded items in the non-GAAP financial measures will not occur in the future. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measurements, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.
Free Cash Flow
Free cash flow is defined by the Company as cash provided by operating activities less net capital expenditures, plus proceeds from stock option exercises, plus or minus foreign currency translation adjustments. Management’s reasons for exclusion of each item are explained in further detail below.

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Net capital expenditures
The Company believes net capital expenditures must be included with cash provided by operating activities to more properly reflect the actual cash available to the Company. Net capital expenditures are typically material and directly impact the availability of the Company’s operating cash. Net capital expenditures are comprised of capital expenditures and capital disposals.
Proceeds from stock option exercises
The Company believes that proceeds from stock option exercises should be added to cash provided by operating activities to more accurately reflect the actual cash available to the Company. The Company has demonstrated a recurring inflow of cash related to its stock-based compensation plans and since this cash is immediately available to the Company, it directly impacts the availability of the Company’s operating cash. The amount of proceeds from stock option exercises is dependent upon a number of variables, including the number and exercise price of outstanding options and the trading price of the Company’s common stock. In addition, the timing of stock option exercises is under the control of the individual option holder and is not in the control of the Company. As a result, there can be no assurance as to the timing or amount of any proceeds from stock option exercises.
Foreign currency translation adjustment
Due to the size of the Company’s international operations, and the ability of the Company to utilize cash generated from foreign operations locally without the need to convert such currencies to US dollars on a regular basis, the Company believes that it is appropriate to adjust its operating cash flows to take into account the positive and / or negative impact of such charges as such adjustment provides an appropriate measure of the availability of the Company’s operating cash on a world-wide basis. A limitation of adjusting cash flows to account for the foreign currency impact is that it may not provide an accurate measure of cash available in US dollars.
A reconciliation of cash provided by operating activities to free cash flow is presented below:

	4Q07	3Q07	4Q06	FY07	FY06

Cash provided by operating activities	$12,040	$2,873	$12,885	$36,636	$51,797
Capital expenditures	(2,411)	(1,363)	(964)	(5,886)	(4,115)
Capital disposals	474	140	213	1,017	1,445
Foreign currency exchange impact on cash	546	(187)	(76)	(480)	(474)

Free cash flow before stock option exercises	$10,649	$1,463	$12,058	$31,287	$48,653
Proceeds from stock option exercises	2,829	5,530	6,976	14,970	23,320

Free cash flow	$13,478	$6,993	$19,034	$46,257	$71,973

Cash provided by operating activities excluding restructuring payments
Cash provided by operating activities excluding restructuring payments is defined by the Company as cash provided by operating activities plus restructuring payments. Restructuring payments are the cash payments made during the period for restructuring charges. The Company believes that restructuring payments should be added to cash provided by operating activities to more accurately reflect the cash flow from operations.

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A reconciliation of cash provided by operating activities to cash provided by operating activities excluding restructuring payments is presented below:

	4Q07	3Q07	4Q06	FY07	FY06

Cash provided by operating activities	$12,040	$2,873	$12,885	$36,636	$51,797
Restructuring payments	3,446	5,297	1,753	17,913	10,918

Cash provided by operating activities excluding restructuring payments	$15,486	$8,170	$14,638	$54,549	$62,715

Operating net income and operating earnings per share (EPS)
Management believes that operating net income, defined as net income less reconciling items including restructuring charges / severance costs, amortization of intangible assets on acquisitions, stock-based compensation expense, asset write-up depreciation expense on acquisitions, acquisition integration costs, historical stock option granting practice investigation costs, the change in fair value of the interest rate swap, and the Italian Operations Adjustment and operating EPS, defined as operating net income divided by weighted average common shares outstanding (diluted), provides investors additional important information to enable them to assess, in a way Management assesses, the Company’s current and future operations. Management’s reason for exclusion of each item is explained in further detail below:
Restructuring charges / severance costs / other acquisition integration costs
The Company believes that incurring costs in the current period(s) as part of a formal restructuring plan or as a result of economies of scale from acquisitions will result in a long-term positive impact on financial performance in the future. Restructuring charges, non-restructuring severance costs, and other acquisition integration costs are presented in accordance with GAAP in the Company’s Condensed Consolidated Statements of Income. However, due to the material amount of additional costs incurred during a single or possibly successive periods, Management believes that exclusion of these costs and their related tax impact provides a more accurate reflection of the Company’s ongoing financial performance.
Amortization of intangible assets on acquisitions
The Company incurs non-cash amortization expense from intangible assets related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition, and generally cannot be changed or influenced by Management after the acquisition.
Stock-based compensation expense
The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”) as of April 1, 2006, the first day of the Company’s Fiscal 2007, using the modified prospective transition method. This transition method requires non-cash compensation expense to be recognized for all share-based payments granted after the date of adoption and for all unvested awards existing on the date of adoption. Stock-based compensation expense is now an integral part of ongoing operations since it is considered similar to other types of compensation to employees. However, Management believes that the application of the modified prospective transition method may result in misleading period-over-period comparisons during the transition year of Fiscal 2007 and is providing an adjusted disclosure, which excludes stock-based compensation and its related tax impact in the current period.

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Asset write-up depreciation expense on acquisitions
The Company incurs non-cash asset write-up depreciation expense on acquisitions related to acquisitions made during recent years. Specifically, this non-cash expenditure is derived from the book value to fair market value write-up on acquired assets. Asset write-ups are depreciated over their remaining useful life which generally falls between one to five years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed from acquisition to the end of the asset’s useful life, and generally cannot be changed or influenced by Management after the acquisition.
Historical stock option granting practices investigation costs
The Company incurred significant costs in connection with its investigation of historical stock option grant practices during the current year. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are generally non-recurring and cannot be changed or influenced by Management.
Change in fair value of the interest rate swap
To mitigate the risk of interest-rate fluctuations associated with the Company’s variable rate debt, the Company implemented an interest-rate risk management strategy that incorporated the use of derivative instruments to minimize significant unplanned fluctuations in earnings caused by interest-rate volatility. During second quarter Fiscal 2007, the Company entered into a five-year interest rate swap (“interest rate swap”) designated as a cash flow hedge which has been used to effectively convert a portion of the Company’s variable rate debt to fixed rate. Changes in fair value of the interest rate swap were recorded as an asset/liability with the offset to other comprehensive income.
During its year-end closing procedures, the Company re-evaluated its previous designation of the interest rate swap and determined that the interest rate swap did not qualify as a cash flow hedge because certain documentation requirements at the inception of the transaction were not explicitly met. While the change in designation does require the Company to recognize the changes in fair value of the interest rate swap as an asset/liability with the offset to interest expense (income), the interest rate swap remains highly effective. Management excludes this non-cash expense (income) and the related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs generally cannot be changed or influenced by Management.
Italian Operations Adjustment
During the fourth quarter Fiscal 2006, the Company incurred a significant charge for an adjustment of earnings spanning multiple years, from Fiscal 2003 through Fiscal 2006, from the Company’s Italian operations. The Italian Operations Adjustment resulted from intentional misconduct by certain local operational and financial managers of the Company’s Italian operations acting in collusion with one another for the purpose of overstating local financial results. All involved team members have been terminated and the Company continues to pursue all available legal remedies against these individuals. The misconduct was brought to the Company management’s attention by a team member of the Italian operations pursuant to the Company’s “Open Door” Policy. Company management responded by immediately suspending the management team of the Italian operations and conducting a full investigation of the matter. The Company believes that all accounting irregularities have been identified, corrective action taken, and that the Italian Operations Adjustment captures all necessary corrections. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs generally cannot be changed or influenced by Management.

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

The following table represents the Company’s pre-tax reconciling items:

	4Q07	3Q07	4Q06	FY07	FY06

Non-cash charges:
Amortization of intangible assets on acquisitions	$4,127	$2,621	$464	$10,075	$3,821
Stock-based compensation expense	1,577	1,612	--	6,381	--
Asset write-up depreciation expense on acquisitions	742	713	--	2,646	1,993
Change in fair value of interest rate swap	426	(87)	--	1,734	--
Italian Operations Adjustment	--	--	7,065	--	7,065

Total Non-cash charges	$6,872	$4,859	$7,529	$20,836	$12,879

Cash charges:
Restructuring charges/severance costs/other acquisition integration costs	$1,099	$--	$--	$2,214	$5,290
Historical stock option granting practices investigation costs	542	--	--	542	--

Total Cash charges	$1,641	$--	$--	$2,756	$5,290

Total pre-tax reconciling items	$8,513	$4,859	$7,529	$23,592	$18,169

A reconciliation of net income to operating net income is presented below:

	4Q07	3Q07	4Q06	FY07	FY06

Net income	$6,967	$10,632	$4,656	$37,579	$37,358
% of revenues	2.8%	4.0%	2.7%	3.7%	5.2%
Reconciling items, after tax	5,530	3,158	4,931	15,331	11,899

Operating Net Income	$12,497	$13,790	$9,587	$52,910	$49,257
% of revenues	5.0%	5.2%	5.5%	5.2%	6.8%

A reconciliation of diluted earnings per common share (EPS) to operating EPS (may not sum due to rounding) is presented below:

	4Q07	3Q07	4Q06	FY07	FY06

Diluted EPS	$0.39	$0.60	$0.26	$2.11	$2.13
EPS impact of reconciling items	0.31	0.18	0.27	0.86	0.68

Operating EPS	$0.71	$0.78	$0.53	$2.97	$2.81

EBITDA and Adjusted EBITDA
Management believes that EBITDA, defined as income before provision for income taxes plus interest, depreciation, and amortization, is a widely accepted measure of profitability that we believe may be used to measure the Company’s ability to service its debt. Adjusted EBITDA, defined as EBITDA plus stock compensation expense, may also be used to measure the Company’s ability to service its debt.

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

A reconciliation of net income to EBITDA is presented below:

	4Q07	3Q07	4Q06	FY07	FY06

Income before provision for income taxes	$10,732	$16,357	$7,110	$57,827	$57,036
Interest	5,185	4,061	2,437	18,407	9,123
Depreciation / Amortization	7,277	5,880	2,917	22,610	13,930

EBITDA	$23,194	$26,298	$12,464	$98,844	$80,089
Stock Compensation Expense	1,577	1,612	--	6,381	--

Adjusted EBITDA	$24,771	$27,910	$12,464	$105,225	$80,089

Supplemental Information:
The following supplemental information including geographical segment results, service type results, same office comparisons, and significant balance sheet ratios and other information is being provided for comparisons of reported results for fourth quarter Fiscal 2007 and 2006, third quarter Fiscal 2007, and / or Fiscal 2007 and 2006. All dollar amounts are in thousands unless noted otherwise.

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Geographical Segment Results:
Management is presented with and reviews revenues, operating income, and adjusted operating income by geographical segment. Adjusted operating income is defined as operating income less reconciling items, including restructuring charges / severance costs, amortization of intangible assets on acquisitions, stock-based compensation expense, asset write-up depreciation expense on acquisitions, acquisition integration costs, historical stock option granting practice investigation costs, and the Italian Operations Adjustment (4Q06 and FY06 only). See above for additional details provided by Management regarding non-GAAP financial measures. Revenues, operating income, and adjusted operating income for North America, Europe, and All Other are presented below:

	4Q07	3Q07	4Q06	FY07	FY06

Revenues:
North America	$205,828	$220,391	$137,912	$850,088	$564,700
Europe	34,479	34,610	27,152	129,278	120,051
All Other	9,477	9,805	9,804	36,944	36,584

Total	$249,784	$264,806	$174,868	$1,016,310	$721,335

Operating income:
North America	$8,532	$13,913	$9,414	$52,408	$53,550
% of North America revenues	4.1%	6.3%	6.8%	6.2%	9.5%
Europe	$5,308	$4,502	$(1,643)	$16,442	$5,518
% of Europe revenues	15.4%	13.0%	(6.1)%	12.7%	4.6%
All Other	$2,054	$1,881	$1,733	$7,426	$7,127
% of All Other revenues	21.7%	19.2%	17.7%	20.1%	19.5%

Total	$15,894	$20,296	$9,504	$76,276	$66,195
% of Total revenues	6.4%	7.7%	5.4%	7.5%	9.2%

Reconciling items (pretax):
North America	$8,087	$4,946	$464	$21,858	$7,362
Europe	--	--	7,065	--	10,807
All Other	--	--	--	--	--

Total	$8,087	$4,946	$7,529	$21,858	$18,169

Adjusted Operating Income:
North America	$16,619	$18,859	$9,878	$74,266	$60,912
% of North America revenues	8.1%	8.6%	7.2%	8.7%	10.8%
Europe	$5,308	$4,502	$5,422	$16,442	$16,325
% of Europe revenues	15.4%	13.0%	20.0%	12.7%	13.6%
All Other	$2,054	$1,881	$1,733	$7,426	$7,127
% of All Other revenues	21.7%	19.2%	17.7%	20.1%	19.5%

Total	$23,981	$25,242	$17,033	$98,134	$84,364
% of Total revenues	9.6%	9.5%	9.7%	9.7%	11.7%

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Service Type Results:
Management is presented with and reviews revenues, gross profit, and adjusted gross profit by service type. Adjusted gross profit is defined as gross profit less reconciling items including the Italian Operations Adjustment (for 4Q06 and FY06 only). See above for additional details provided by Management regarding non-GAAP financial measures. Revenues, gross profit, and adjusted gross profit information for Data Services, Voice Services, and Hotline Services are presented below:

	4Q07	3Q07	4Q06	FY07	FY06

Revenues:
Data Services	$44,801	$46,350	$44,017	$182,129	$196,585
Voice Services	147,138	160,686	77,184	611,278	310,804
Hotline Services	57,845	57,770	53,667	222,903	213,946

Total	$249,784	$264,806	$174,868	$1,016,310	$721,335

Gross profit:
Data Services	$14,138	$14,236	$11,268	$55,598	$57,068
% of Data Services revenues	31.6%	30.7%	25.6%	30.5%	29.0%
Voice Services	$51,026	$54,566	$28,400	$209,268	$119,556
% of Voice Services revenues	34.7%	34.0%	36.8%	34.2%	38.5%
Hotline Services	$27,260	$27,883	$24,458	$109,123	$105,726
% of Hotline Services revenues	47.1%	48.3%	45.6%	49.0%	49.4%

Total	$92,424	$96,685	$64,126	$373,989	$282,350
% of Total revenues	37.0%	36.5%	36.7%	36.8%	39.1%

Reconciling items (pretax):
Data Services	$--	$--	$2,071	$--	$2,071
Voice Services	--	--	--	--	--
Hotline Services	--	--	1,517	--	1,517

Total	$--	$--	$3,588	$--	$3,588

Adjusted Gross Profit:
Data Services	$14,138	$14,236	$13,339	$55,598	$59,139
% of Data Services revenues	31.6%	30.7%	30.3%	30.5%	30.1%
Voice Services	$51,026	$54,566	$28,400	$209,268	$119,556
% of Voice Services revenues	34.7%	34.0%	36.8%	34.2%	38.5%
Hotline Services	$27,260	$27,883	$25,975	$109,123	$107,243
% of Hotline Services revenues	47.1%	48.3%	48.4%	49.0%	50.1%

Total	$92,424	$96,685	$67,714	$373,989	$285,938
% of Total revenues	37.0%	36.5%	38.7%	36.8%	39.6%

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Same-office comparisons:
Management is presented with and reviews revenues on a same-office basis which excludes the effects of revenues from acquisitions since the earliest reported period thus allowing the comparison of same-office revenues from the earliest to current period under review. While the information provided below is presented on a consolidated basis, the revenue from acquisitions from first quarter Fiscal 2006 to fourth quarter Fiscal 2007 relates to North America Voice Services.
Information on revenues on a same-office basis compared to the same quarter last year is presented below:

	4Q07	4Q06	% Change

Revenues as reported	$249,784	$174,868	43%
Less revenues from offices added since 1Q06	(85,779)	(14,927)

Revenues on same-office basis	$164,005	$159,941	3%

Information on revenues on a same-office basis compared to the sequential quarter is presented below:

	4Q07	3Q07	% Change

Revenues as reported	$249,784	$264,806	(6)%
Less revenues from offices added since 3Q07	(1,693)	--

Revenues on same-office basis	$248,091	$264,806	(6)%

Significant balance sheet ratios and other information:
Information on certain balance sheet ratios, backlog, and headcount is presented below. Dollar amounts are in millions.

	4Q07		3Q07		4Q06

Accounts receivable:
Gross accounts receivable	$176.0		$198.2		$126.2
Reserve $ / %	$14.3	8.1%	$13.8	7.0%	$9.5	7.5%

Net accounts receivable	$161.7		$184.4		$116.7

Net days sales outstanding	53 days		58 days		54 days

Inventory:
Gross inventory	$95.6		$99.2		$68.2
Reserve $ / %	$22.8	23.8%	$25.1	25.3%	$14.3	21.0%

Net inventory	$72.8		$74.1		$53.9

Net inventory turns	7.2x		7.6x		7.3x

Six-month order backlog	$159		$162		$96

Team members	4,581		4,564		3,295

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746